EX-99.1 Press Release
Pennant Completes Acquisition of Signature Healthcare at Home Assets

EAGLE, Idaho, January 2, 2025 (GLOBE NEWSWIRE) -- The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that it has closed on the purchase of certain Oregon assets of Signature Healthcare at Home (“Signature”).

Pennant completed its purchase of Signature’s Idaho and Washington assets on August 1, 2024 and its purchase of certain of Signature’s Oregon assets on January 1, 2025, thus concluding the full two-stage acquisition as previously announced. The Oregon assets include seven locations across the state, adding to Pennant’s existing presence in Portland and Grant’s Pass.

“We are delighted to welcome these operations to the Pennant fold,” said Brent Guerisoli, Pennant's Chief Executive Officer. “This is a substantial purchase that allows us to serve multiple new markets across Oregon and cements Pennant as one of the leading providers of home health and hospice in the Pacific Northwest. Following a record-breaking year in 2024, we are excited to continue the growth of our home health and hospice business in 2025.”

"From the outset of this process, we knew that Signature’s culture and approach were well-aligned with Pennant," said John Gochnour, Pennant’s President and Chief Operating Officer. “That has proven to be the case as we’ve integrated the Idaho and Washington operations over the previous two quarters. Due to the two-stage nature of this acquisition, we have enjoyed an extended transition period that has allowed us to get to know the Oregon leaders and operations very well. As Signature’s Oregon leaders tap into Pennant’s unique operating model and sharing of best practices, we couldn’t be more confident in their bright future.”

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 122 home health and hospice agencies and 57 senior living communities located throughout Arizona, California, Colorado, Idaho, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service

Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.